EXHIBIT 99.1

News Release

GlobalSantaFe Corporation         15375 Memorial Drive         Houston, Texas 77079         Tel 281.925.6000         Fax 281.925.6450

GlobalSantaFe Announces First Quarter 2006 Results

Net Income Improves 225% on Record-High Revenues and Dayrates

HOUSTON, May 3, 2006 – Worldwide oil and gas drilling contractor GlobalSantaFe Corporation (NYSE: GSF) today reported net income for the quarter ended March 31, 2006, of $162.9 million, or 65 cents per diluted share, on revenues of $679.4 million. The results compare with net income of $50.2 million, or 21 cents per diluted share, on revenues of $488.6 million for the same quarter of 2005.

“GlobalSantaFe achieved record quarterly revenues during the first three months of 2006, and our fleet produced the highest average dayrates in the history of the company,” said GlobalSantaFe President and CEO Jon Marshall. “With a projected 40 percent increase in average dayrates by year-end and a total revenue backlog over $7 billion, we are poised for a year of record revenues and earnings in 2006.”

In recognition of the improving market conditions and record contract backlog, GlobalSantaFe’s board of directors on March 3, 2006, authorized the repurchase of up to $2 billion of the company’s outstanding ordinary shares. To date, the company has repurchased $348.1 million of its shares, of which $130.9 million were repurchased by the close of the first quarter.

First Quarter 2006 Analysis

The significant improvement in first quarter 2006 net income was primarily due to a 237 percent increase in operating income to $180.8 million from $53.6 million in the prior-year period. This improved performance primarily resulted from higher contract drilling dayrates and utilization, which drove a 226 percent increase in contract drilling operating income to $180.2 million for the first quarter of 2006 from $55.2 million in the same quarter of 2005.

In the first quarter of 2006, average revenues per day from contract drilling increased 48 percent to $101,000 per rig from $68,400 in the first quarter of 2005. The average utilization of the company’s fleet increased to 94 percent, compared with 91 percent in the first quarter of 2005.

The combined drilling management services and oil and gas segments reported operating income of $8.1 million on revenues of $161.3 million for the first quarter of 2006, compared with operating income of $16.0 million on revenues of $154.1 million in the first quarter of 2005. The decline in operating income was primarily related to losses on two wells and fewer turnkey projects due to limited rig availability. The segment reported a total of 18 turnkey projects during the first quarter of 2006, compared with 26 in the first quarter of 2005.

Conference Call

GlobalSantaFe will hold a conference call to discuss its 2006 first quarter results with financial analysts on Thursday, May 4, 2006, at 10 a.m. CDT / 11 a.m. EDT. To listen on the live call by phone, dial 617-213-8067 (reference code 17701410). To listen over the Internet, go to the GlobalSantaFe Web site at http://www.globalsantafe.com.

A recording of the call will be available for replay from 1 p.m. CDT/ 2 p.m. EDT on May 4 through 12 a.m. CDT/ 1 a.m. EDT on Thursday, May 18, 2006. To hear the replay by phone, dial 617-801-6888 (reference code 15214319). To listen over the Internet, go to the GlobalSantaFe Web site at http://www.globalsantafe.com.

To the extent not provided in the call, reconciliations of any non-GAAP measures discussed in the call will be available on the Investor Relations page of the GlobalSantaFe Web site in the form of this earnings release or other materials. To access this information online, go to http://www.globalsantafe.com and click on the “Investor Relations” link.

About GlobalSantaFe

GlobalSantaFe is one of the world’s largest providers of offshore oil and gas drilling and drilling management services. We own or operate 61 marine drilling rigs, including premium and heavy-duty, harsh-environment jackups, semisubmersibles, and dynamically positioned ultra-deepwater drillships, as well as two semisubmersibles operated for third parties under a joint venture agreement. Two of the jackup rigs in our fleet currently are unavailable for contract due to hurricane damage and may not return to service. During the first quarter of 2006, we entered into a contract to build an ultra-deepwater semisubmersible scheduled for delivery in early 2009. More information can be found at http://www.globalsantafe.com.

Forward-Looking Statements

Under the Private Securities Litigation Reform Act of 1995, companies are provided a “safe harbor” for discussing their expectations regarding future performance. We believe it is in the best interest of our shareholders and the investment community to use these provisions and provide such forward-looking information. We do so in this news release and in other communications. Our forward-looking statements in this press release include:

(a) our statement that with a projected 40 percent increase in average dayrates by year-end and a total revenue backlog over $7 billion, we are poised for a year of record revenues and earnings in 2006; and (b) other statements that are not historical facts.

Our forward-looking statements speak only as of the date of this news release and are based on available industry, financial and economic data and our operating and financing plans as of that date. They are also inherently uncertain, and investors must recognize that events could turn out to be materially different from what we expect.

Factors that could cause or contribute to such differences include, but are not limited to: (a) changes in rig dayrates; (b) worldwide demand for oil and gas; (c) the adoption of new government regulations; (d) the level of offshore expenditures by energy companies; and (e) such other risk factors as may be discussed in our latest annual report on Form 10-K and subsequent reports filed with the U.S. Securities and Exchange Commission.

We disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward-looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact Information

Investors: Richard Hoffman 281-925-6441	Media: Jeff Awalt 281-925-6448

GlobalSantaFe Corporation

Condensed Consolidated Statement of Income

(In millions, except per share amounts)

	Three Months Ended March 31,
	2006	2005
Revenues:
Contract drilling	$518.1	$334.5
Drilling management services	144.7	142.0
Oil and gas	16.6	12.1

Total revenues	679.4	488.6

Expenses:
Contract drilling	269.0	215.2
Drilling management services	144.8	132.2
Oil and gas	5.6	3.8
Depreciation, depletion and amortization	73.7	67.9
Involuntary conversion of long-lived assets, net of related recoveries and loss of hire recoveries	(18.9)	—
General and administrative	24.4	15.9

Total operating expenses	498.6	435.0

Operating income	180.8	53.6

Other income (expense):
Interest expense	(9.2)	(12.3)
Interest capitalized	7.6	10.1
Interest income	8.2	5.2
Other	2.3	0.9

Total other income	8.9	3.9

Income before income taxes	189.7	57.5

Provision for income taxes:
Current tax provision	16.7	4.5
Deferred tax provision	10.1	2.8

Total provision for income taxes	26.8	7.3

Net income	162.9	50.2

Earnings per ordinary share:
Basic	$0.66	$0.21
Diluted	$0.65	$0.21

Average ordinary shares:
Basic	246.5	238.1
Diluted	250.8	242.1

GlobalSantaFe Corporation

Condensed Consolidated Balance Sheet

(In millions)

	March 31, 2006	December 31, 2005
Current assets:
Cash and cash equivalents	$531.9	$562.6
Marketable securities	252.2	274.7
Accounts receivable, net of allowances	472.2	431.5
Accounts receivable from insurers	147.5	123.6
Prepaid expenses	30.3	39.6
Other current assets	27.2	37.5

Total current assets	1,461.3	1,469.5

Net properties	4,397.4	4,317.8
Goodwill	340.4	339.0
Deferred tax assets	27.8	28.2
Other assets	63.4	67.6

Total assets	$6,290.3	$6,222.1

Current liabilities:
Accounts payable	$271.5	$236.3
Other accrued liabilities	235.7	239.4

Total current liabilities	507.2	475.7

Long-term debt	546.4	550.6
Capital lease obligations	16.1	23.6
Deferred income taxes	21.8	15.4
Other long-term liabilities	149.3	199.3

Shareholders’ equity:
Ordinary shares and additional paid-in capital	3,336.9	3,249.3
Retained earnings	1,786.0	1,779.2
Accumulated other comprehensive loss	(73.4)	(71.0)

Total shareholders’ equity	5,049.5	4,957.5

Total liabilities and shareholders’ equity	$6,290.3	$6,222.1

GlobalSantaFe Corporation

Condensed Consolidated Statement of Cash Flows

(In millions)

	Three Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net income	$162.9	$50.2

Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation, depletion and amortization	73.7	67.9
Deferred income taxes	10.1	2.8
Involuntary conversion of long-lived assets, net of related recoveries and loss of hire recoveries	(18.9)	—
Increase in accounts receivable	(41.5)	(30.4)
Decrease (increase) in prepaid expenses and other current assets	19.6	(3.5)
(Decrease) increase in accounts payable	(2.2)	24.7
Decrease in accrued liabilities	(3.7)	(20.9)
Decrease in deferred revenues	(0.3)	(3.1)
(Decrease) increase in long-term liabilities	(50.0)	4.9
Other, net	10.3	3.8

Net cash flow provided by operating activities	160.0	96.4

Cash flows from investing activities:
Capital expenditures	(157.8)	(135.8)
Purchases of available-for-sale marketable securities	(667.5)	(1.1)
Proceeds from sales of available-for-sale marketable securities	689.7	0.3
Proceeds from sales of properties and equipment	0.4	0.1

Net cash flow used in investing activities	(135.2)	(136.5)

Cash flows from financing activities:
Dividend payments	(55.1)	(17.7)
Excess tax deduction resulting from option exercises	3.2	—
Payments on capitalized lease obligations	(8.4)	—
Proceeds from issuance of ordinary shares	98.7	78.2
Payments for ordinary shares repurchased and retired	(93.9)	—

Net cash flow (used in) provided by financing activities	(55.5)	60.5

(Decrease) increase in cash and cash equivalents	(30.7)	20.4

Cash and cash equivalents at beginning of period	562.6	606.7

Cash and cash equivalents at end of period	$531.9	$627.1

GlobalSantaFe Corporation

Results of Operations by Business Segment

(Dollars in millions, except for average revenues per day)

	Three Months Ended March 31,
	2006	2005
Revenues:
Contract drilling (1)	$522.2	$337.5
Drilling management services	149.0	144.3
Oil and gas	16.6	12.1
Intersegment elimination	(8.4)	(5.3)

Total revenues	$679.4	$488.6

Operating income (loss):
Contract drilling	$180.2	$55.2
Drilling management services	(0.1)	9.8
Oil and gas	8.2	6.2
Involuntary conversion of long-lived assets, net of related recoveries and loss of hire recoveries	18.9	—
Corporate operating expenses	(26.4)	(17.6)

Total operating income	180.8	53.6
Interest expense, net	6.6	3.0
Other	2.3	0.9

Income before income taxes	$189.7	$57.5

Depreciation, depletion and amortization included in operating income:
Contract drilling	$68.9	$64.1
Drilling management	—	—
Oil and gas	2.8	2.1
Corporate	2.0	1.7

Total depreciation, depletion and amortization	$73.7	$67.9

Average rig utilization rate (3)	94%	91%

Average revenues per day (2) (3)	$101,000	$68,400

Turnkey wells drilled	14	23
Turnkey well completions	4	3

(1)	Expense reimbursements included in Contract drilling revenues and expenses totaled $24.3 million and $11.7 million, respectively, for the three months ended March 31, 2006 and 2005. Operating income for these periods was not affected by these reimbursements.

(2)	Average revenues per day is the ratio of rig-related contract drilling revenues divided by the aggregate contract days. The calculation of average revenues per day excludes non-rig related revenues, consisting mainly of reimbursed expenses, of $24.6 million and $12.2 million, respectively, for the three months ended March 31, 2006 and 2005.

(3)	The GSF High Island III and the GSF Adriatic VII have been excluded from our calculation of utilization and average revenues per day effective September 23, 2005 and September 26, 2005, respectively. Both rigs sustained substantial damage during Hurricane Rita and, until it can be determined if the rigs will be repaired or declared a total constructive loss, we no longer consider them available for contract.